SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934 (Amendment No.                 )

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OLD WESTBURY FUNDS, INC.
(Name of Registrant As Specified In Its Charter)
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OLD WESTBURY FUNDS, INC.

INFORMATION STATEMENT DATED OCTOBER 16, 2018

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This document is an Information Statement and is being furnished to shareholders of the Old Westbury Small & Mid Cap Strategies Fund (the “Fund”), in lieu of a proxy statement pursuant to the terms of an exemptive order (the “SEC Order”) issued by the Securities and Exchange Commission (the “SEC”). The Fund is a separate series of Old Westbury Funds, Inc. (the “Corporation”).

Bessemer Investment Management LLC (the “Adviser”) serves as investment manager of the Fund pursuant to an investment advisory agreement with the Corporation, on behalf of the Fund (the “Investment Advisory Agreement”), and may allocate certain assets of the Fund to sub-advisers. This Information Statement is being furnished to the shareholders of the Fund to provide shareholders with information about a new investment sub-advisory agreement with Acadian Asset Management LLC (“Acadian”) (the “Sub-Advisory Agreement”), a new sub-adviser for the Fund.

Under the SEC Order, the Adviser may, subject to the approval of the Board of Directors (the “Board” or the “Directors”) of the Corporation, enter into or materially amend sub-advisory agreements without the approval of the Fund’s shareholders, provided that an Information Statement is sent to shareholders of the Fund. The SEC Order also permits the Fund to disclose, in lieu of the fees paid to each sub-adviser that is unaffiliated with the Adviser or the Corporation, the aggregate fees paid to the Adviser and each such sub-adviser. The Board reviews the sub-advisory agreements annually.

This Information Statement will be mailed on or about October 16, 2018, to shareholders of record of the Fund as of October 9, 2018 (the “Record Date”). The Fund will bear the expenses incurred in connection with preparing this Information Statement. One Information Statement will be delivered to shareholders sharing the same address unless the Fund has received contrary instructions from one or more such shareholders. If you wish to receive individual copies of this Information Statement (or you have received multiple copies and wish to receive only a single copy of any information statements and annual and semi-annual reports in the future), please call 1-800-607-2200; if your shares are held through a financial institution, please contact the financial institution directly. As of the Record Date, 392,968,916.614 shares of the Fund were issued and outstanding. Information on shareholders who owned beneficially 5% or more of the shares of the Fund as of the Record Date is set forth in Appendix A. To the knowledge of the Adviser, the executive officers and Directors of the Corporation as a group owned less than 1% of the outstanding shares of the Fund and of the Corporation as of the Record Date.

Board Evaluation and Approval of the Sub-Advisory Agreement

At a meeting of the Board held on July 18, 2018, the Board, including the Directors who are not “interested persons” (as defined in the Investment Company Act of 1940, as amended) of any party to the Sub-Advisory Agreement (the “Independent Directors”),

unanimously approved the Sub-Advisory Agreement. The following summary details the factors considered by the Board and the conclusions that formed the basis for the Board’s approval of the Sub-Advisory Agreement. The Board noted that, as a key threshold matter, the fees payable to Acadian under the Sub-Advisory Agreement would be paid by the Adviser from the advisory fees that it receives from the Fund.

In approving the Sub-Advisory Agreement with Acadian, the Board considered the overall fairness of the Sub-Advisory Agreement and whether the Sub-Advisory Agreement was in the best interests of the Fund. The Board noted that it had received and reviewed information from the Adviser with respect to Acadian at the July 18, 2018 meeting. The Board noted that it had received and reviewed substantial information regarding Acadian, and the services to be provided by Acadian to the Fund under the Sub-Advisory Agreement. This information, which included a detailed due diligence questionnaire from Acadian, as well as information concerning its organization, compliance program and financial condition, formed, in part, the primary (but not exclusive) basis for the Board’s determinations. The Board also noted that the Independent Directors had met in executive session with their counsel (“Independent Counsel”) and counsel to the Corporation (“Counsel”), as well as with the Adviser to discuss the Adviser’s recommendation regarding Acadian’s appointment. During the executive session, the Independent Directors reviewed their legal responsibilities in approving the Sub-Advisory Agreement and discussed materials and other information provided to them. The Board concluded that they had received adequate information to make a reasonable determination with respect to the approval of the Sub-Advisory Agreement.

The Board’s conclusions are based on the comprehensive consideration of all information presented to it and are not the result of any single controlling factor.

The following summary details the factors considered by the Board and the conclusions that formed the basis for the Board’s approval of the Sub-Advisory Agreement.

(1) The nature, extent and quality of services to be provided by Acadian.

The Board considered the scope and quality of services to be provided by Acadian, including the fact that Acadian pays the costs of all investment and management facilities necessary for the efficient conduct of its services. The Board also considered, among other things, the qualifications and experience of the individual portfolio managers responsible for managing Acadian’s portion of the Fund, as well as the compliance, operational and trading capabilities of Acadian.

Based on these considerations, as well as those discussed below, the Board concluded that the nature, extent and quality of services to be provided by Acadian were satisfactory.

(2) The performance of Acadian.

The Board considered the performance data provided by Acadian with respect to other accounts and determined that Acadian had demonstrated an ability to appropriately manage assets in the style expected to be used by Acadian in connection with the Fund.

(3) The cost of the advisory services and comparative fee rates.

As previously discussed, the Board noted that Acadian’s fee would be paid entirely by the Adviser. The Directors reviewed the level of the proposed fee against benchmarks and peer comparisons. Based on these considerations, as well as other factors described herein, the Board, including all of the Independent Directors, concluded that Acadian’s sub-advisory fee was fair and reasonable in light of the quality of services to be provided by Acadian.

(4) The extent to which economies of scale will be realized as the Fund grows and whether fee levels reflect those economies of scale.

The Board discussed whether any economies of scale would be realized with respect to the management of the Fund and whether the Fund would benefit from any such economies of scale. The Board noted in this regard that the Adviser would bear Acadian’s sub-advisory fee and that the sub-advisory fee included breakpoints. The Directors undertook to continue to monitor the appropriateness of the sub-advisory fee, taking into account the potential impact of economies of scale, as the mandate grew.

(5) Ancillary benefits and other factors.

In addition to the above factors, the Board also discussed whether there were other benefits received by the Adviser, Acadian, or their affiliates, from Acadian’s relationship with the Fund, including potential but minimal increase in profitability to the Adviser resulting from the Acadian sub-advisory fee schedule. The Board concluded that any such fall-out benefits resulting from the proposed engagement of Acadian were such that it did not affect the Board’s conclusion that the proposed sub-advisory fee was reasonable.

Conclusion

The Board, including all of the Independent Directors, concluded that the fee to be paid to Acadian under the Sub-Advisory Agreement was fair and reasonable with respect to the services that Acadian would provide, in light of the factors described above that the Board deemed relevant. The Board based its decision on an evaluation of all these factors as a whole and did not consider any one factor as all-important or controlling. The Independent Directors were also assisted by the advice of Independent Counsel, as well as Counsel, in making this determination.

None of the members of the Board have any material interest, direct or indirect, in any material transactions with Acadian or any other person(s) controlling, controlled by or under common control with Acadian.

Information Regarding the Sub-Advisory Agreement with Acadian

Under the terms of the Sub-Advisory Agreement, Acadian will, subject to the supervision of the Adviser and the Board and in accordance with the investment objective and policies of the Fund and applicable laws and regulations, make investment decisions with respect to the purchases and sales of portfolio securities and other assets for a designated portion of the Fund’s assets. The Sub-Advisory Agreement generally provides that Acadian will not be liable for any losses suffered by the Fund resulting from any error of judgment or mistake of law in connection with the performance of Acadian’s duties under the Sub-Advisory Agreement, except for losses resulting from (i) a breach of fiduciary duty, willful misfeasance, bad faith, negligence or reckless disregard of obligations and duties under the Sub-Advisory Agreement of Acadian or any of its officers, directors, members, employees, agents or affiliates or (ii) any violations of securities or any other applicable laws, rules, regulations, statutes and codes, whether federal or state, by Acadian or any of its officers, directors, members, employees, agents, or affiliates.

The Sub-Advisory Agreement provides that it will remain in effect for an initial two-year term and thereafter so long as the Board or a majority of the outstanding voting securities of the Fund, and in either event by a vote of a majority of the Independent Directors, specifically approve its continuance at least annually. The Sub-Advisory Agreement can be terminated at any time, without the payment of any penalty, by the Board, the Adviser, Acadian, or by a vote of a majority of the outstanding voting securities of the Fund, on 60 days’ written notice to the non-terminating party or parties. In addition, the Sub-Advisory Agreement terminates automatically in the event of its assignment.

The fees for Acadian are based on the assets that it is responsible for managing. As indicated above, under the Sub-Advisory Agreement, the sub-advisory fee is paid by the Adviser out of the advisory fee it receives from the Fund and is not an additional charge to the Fund. The fees Acadian receives are included in the Adviser’s advisory fees set forth below.

Advisory Fees

The fees paid to Acadian are paid by the Adviser from the advisory fees it receives from the Fund as set forth below. For its services under the Investment Advisory Agreement with the Corporation, the Adviser receives an advisory fee from the Fund, computed daily and payable monthly, in accordance with the following schedule:

Fund	Average Net Assets
Small & Mid Cap Strategies Fund	0.85%

The Adviser has contractually committed through October 31, 2019 to waive its advisory fees to the extent necessary to maintain the net operating expense ratio of the Fund, excluding Fund transaction costs, investment interest expense, dividend expenses associated with securities sold short and acquired fund fees and expenses (if any), at 1.11%. This commitment may not be changed or terminated at any time before October 31, 2019 without the approval of the Board.

For the fiscal year ended October 31, 2017, the Adviser received $48,210,733 in net advisory fees from the Fund representing 0.81% of the Fund’s average daily net assets. If Acadian had served as a sub-adviser to the Fund for the fiscal year ended October 31, 2017, the aggregate sub-advisory fees paid by the Adviser to all of the Fund’s sub-advisers would have been $18,866,325 or 0.32% of the Fund’s average daily net assets. During the fiscal year ended October 31, 2017, the Fund had six other sub-advisers.

Information Regarding Acadian

As one of the sub-advisers to the Fund, Acadian will seek to achieve the Fund’s investment objective of long-term capital appreciation in its allocated portion of the Fund by investing in non-U.S. small cap securities. Acadian uses an objective, disciplined, and systematic process designed to exploit mispricings within world equity markets. Acadian’s investment insights are applied to generate a predicted market-relative return forecast for every investible stock in the universe after each regional market cycle close.

Acadian’s headquarters are located at 260 Franklin Street, Boston, MA, 02110. The firm was founded in 1987 and is a registered investment adviser with the SEC. Acadian provides investment advice and management to a variety of clients, including of pension funds, endowments, foundations, governments, and other institutions globally. As of September 30, 2018, Acadian had approximately $99.6 billion total assets under management. Acadian is a subsidiary of BrightSphere Investment Group plc, a publicly traded company.

Rather than a Board of Directors, Acadian has a Board of Managers comprised of senior executives of Acadian and Acadian’s parent company, BrightSphere Affiliate Holdings LLC (“BSIG”).

Employed by Acadian	Employed by BSIG
John R. Chisholm	Aidan Riordan
Ross A. Dowd	Stephen Belgrad
Mark J. Minichiello, Secretary, Treasurer	Christopher Hadley
Jennifer Souza

Acadian’s ownership structure provides a majority of senior staff an opportunity for financial participation in the profitability of the firm through Acadian Key Employee Limited Partnership (“KELP”). Acadian senior staff and senior investment team members own all of the Class B non-voting shares of the firm through KELP, which enables key employees to participate in the ongoing profitability of the firm. As a firm policy we do not disclose the equity interest held by individual KELP partners. BSIG owns 100% of the Class A interest. Acadian has the following executive officers: John R. Chisholm—Co-Chief Executive Officer & Co-Chief Investment Officer, Ross A. Dowd—Co-Chief Executive Officer, Brendan O. Bradley—Senior Vice President & Co-Chief Investment Officer, Mark J. Minichiello—Executive Vice President & Chief Operating Officer, Scott P. Dias—Senior Vice President, General Counsel & Chief Compliance Officer, Laurent De Greef—Senior Vice President & Director, Client Solutions and Product Strategy, Peter Noll—Senior Vice President & Chief Technology Officer, Malcolm P. Baker—Director, Research, Ted W. Noon—Senior Vice President & Director, Americas Client Group, Michael Miles—Senior Vice President & Global Director, Human Resources and Kelly A. Young—Senior Vice President & Director, International Client Group.

Acadian’s portion of the Fund is managed by a team of investment professionals led by John Chisholm and Brendan Bradley.

Mr. Chisholm currently serves as Acadian’s Co-Chief Executive Officer, as well as Co-Chief Investment Officer. He served as Acadian’s sole Chief Investment Officer from 1998 to 2017, where he oversaw Acadian’s investment process and investment team, and directed Acadian’s portfolio management and research. He co-founded Acadian in 1987.

Mr. Bradley serves as Senior Vice President and Co-Chief Investment Officer of Acadian. Brendan joined Acadian in 2004 and has 20 years of investment experience. He has served as the firm’s director of portfolio management, overseeing portfolio management policy, and was also previously the director of Acadian’s managed volatility strategies. He is a member of the Acadian Executive Committee.

Other Investment Companies Advised or Sub-Advised by Acadian. Acadian does not currently act as adviser or sub-adviser to any other investment companies or series thereof having investment objectives, strategies and policies generally consistent with Acadian’s primary focus in managing the portion of the Fund for which it is responsible.

Brokerage Commissions

For the fiscal year ended October 31, 2017, the Fund did not pay brokerage commissions to any affiliated broker.

General Information

The Adviser is located at 630 Fifth Avenue, New York, New York 10111. The Bank of New York Mellon, the Corporation’s administrator, is located at 760 Moore Road, King of Prussia, PA 19406 and Foreside Funds Distributors LLC, the Fund’s distributor, is located at 400 Berwyn Park, 899 Cassatt Road, Berwyn, PA 19312.

YOU MAY OBTAIN A COPY OF THE CORPORATION’S MOST RECENT ANNUAL AND SEMI-ANNUAL REPORTS FREE OF CHARGE BY CALLING 1-800-607-2200.

APPENDIX A

As of the Record Date, NAIDOT & Co., acting in various capacities for numerous accounts, was the owner of record of 5% or more of the Fund’s outstanding shares:

NAIDOT & Co. c/o Bessemer Trust Company 100 Woodbridge Center Drive Woodbridge, NJ 07095-1162	98.41%

A-1

OWF_A21-IS1018      Old Westbury Funds, Inc.